Exhibit 14.1

THE WORNICK COMPANY

CODE OF BUSINESS CONDUCT AND ETHICS

PURPOSE

The Board of Directors (the “Board”) of The Wornick Company (“Wornick” or the “Company”) has adopted this Code of Business Conduct and Ethics (this “Code”), which reflects the Board’s commitment to continue to focus the Board and Wornick management on areas of ethical risk, providing guidance to personnel to help them recognize and deal with ethical issues, providing mechanisms to report unethical conduct, and help to maintain a culture of honesty and accountability.

The Board believes this Code should be an evolving set of conduct and ethics, subject to alteration as circumstances warrant.  Any waiver of this Code for officers or directors of Wornick may be made only by the Board or a Board committee.  The Board or a Board committee will promptly disclose waivers of this Code for officers or directors of the Company to the stockholders.

I.                                         CONFLICTS OF INTEREST

Each employee of Wornick is expected to avoid engaging in activities that conflict with, or have the appearance of conflicting with, the best interests of the Company and its stockholders.  Any personal activities or interests of an employee that could negatively influence, or which could have the appearance of negatively influencing, his or her judgment, decisions or actions must be disclosed to the Company’s compliance officer, who will determine if there is a conflict and, if so, how to resolve it without compromising the Company’s interests.  Prompt and full disclosure is always the correct first step towards identifying and resolving any potential conflict of interest or problem.

This Policy applies not only to each employee but also to immediate family members of each employee, any trust in which an employee (or a member of the employee’s immediate family) has a beneficial interest (and over which it can exercise or influence decisionmaking), and any person with whom the employee (or a member of the employee’s immediate family) has a substantial business relationship.  An “immediate family member” includes a person’s spouse, parents, children, sibling, parents-in-law, children-in-law, siblings-in-law and anyone (other than other employees of Wornick) who shares such person’s home.

This Policy applies to Wornick officers and directors to the same extent as employees.  Conflicts involving officers will be reviewed by the Corporate Governance and Nominating Committee of the Board.  Conflicts involving the Chief Executive Officer and directors will be reviewed directly by the Board.

In certain limited cases, activities giving rise to potential conflicts of interest may be permitted if they are determined not to be harmful to the Company.  That determination will be made by the Board in the case of the Chief Executive Officer or directors, by the Corporate

Governance and Nominating Committee of the Board in the case of other officers, and by the Company’s compliance officer, in the case of other employees.

No employee should accept gifts, credits, payments, services, excessive entertainment or anything else of value from an actual or potential competitor, supplier or customer unless such gift is of insignificant value and a refusal to accept it would be discourteous or otherwise harmful to the Company.  In addition, receiving advertising novelties such as calendars does not violate this Policy.  Permitting a supplier’s or customer’s employee to pick up the check at a meal or similar occasions is not inappropriate so long as any business was discussed at arm’s-length and there is no suggestion of undue or unfair influence.  If a gift or other service or object of value is offered to an employee, he or she should immediately report the offer to a responsible Wornick manager so that an appropriate response can be made to the offeror.  Please remember, however, that local, state and federal laws, including the Foreign Corrupt Practices Act, often impose special rules on relations with government customers and suppliers which may differ from commercial relations.  Payments for expenses of government representatives should be reviewed by the Company’s compliance officer prior to making the payment.

III.                                 CORPORATE OPPORTUNITIES

Employees, officers and directors of Wornick owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.  Consequently, employees, officers and directors of Wornick, except as described below, are generally prohibited from: (a) taking for themselves opportunities that are discovered through the use of Wornick property, information or position; (b) using Wornick property, information, or position for personal gain; and (c) competing with Wornick.  For the purposes of Section III of this Code, the ownership of up to 5% of the equity securities of a publicly-traded competitor of Wornick by an employee or director of Wornick shall not qualify as “competing with” Wornick.

If an employee, officer or director offers an opportunity to the Board, and the Board rejects such opportunity, however, then that person is no longer prohibited by Wornick from taking advantage of such opportunity.

The Board recognizes that there may be circumstances under which it would either not harm the interests of, or would directly benefit, the Company for an employee, officer or director to conduct an activity set forth in (a), (b) or (c) above.  In such circumstances, the Board may by resolution approve an exception for an employee, officer or director conducting such an activity.

Notwithstanding the foregoing, the Board recognizes that it is beneficial to the Company that the members of its Board are familiar with the industries in which the Company operates.  The Board further recognizes that members of the Board who work or otherwise operate in the industries in which the Company operates may be presented with opportunities that could be beneficial to the Company as well as to such directors or to entities with which such directors may be affiliated.  Accordingly, in accordance with Section 122(17) of the General Corporation Law of the State of Delaware, the Board wishes to define the conduct of the Company with respect to certain classes or categories of business opportunities that are presented to the Company as they may involve its officers, directors or stockholders, and the powers, rights, duties and liabilities of the Company and its officers, directors and stockholders in connection therewith, and renounces any expectation on behalf of the Company with respect to such corporate opportunities in accordance with the following.

(1)                                  Stockholders.  The provisions of this paragraph (1) apply to stockholders of the Company in their capacity as such and their affiliates (each, a “Company Stockholder”).  Except as may be otherwise provided in a written agreement between the Company and a Company Stockholder, no Company Stockholder shall have any duty to refrain from engaging in a corporate opportunity in the same or similar activities or lines of business as the Company (or any affiliate thereof) engages in or proposes to engage in from time to time or otherwise competing with the Company.  The Company hereby renounces any interest or expectancy of the Company in, or in being offered any opportunity to participate in, such business opportunities as may arise in which both the Company and any Company Stockholder may have an interest.  To the fullest extent permitted by law, no Company Stockholder shall be liable to the Company or its stockholders for breach of any fiduciary duty by reason of any such activities of such Company Stockholder.  In addition, in the event that any Company Stockholder acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both such Company Stockholder and the Company, such Company Stockholder shall, to the fullest extent permitted by law, have no duty to communicate or offer such corporate opportunity to the Company and shall, to the fullest extent permitted by law, not be liable to the Company or its stockholders for breach of any fiduciary duty as a stockholder of the Company by reason of the fact that such Company Stockholder pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

(2)                                  Directors.  The provisions of this paragraph (2) apply to directors of the Company in their capacity as such.  For the purposes hereof, those directors who are not employees of the Company are referred to as “Non-Management Directors.”  The term Non-Management Directors will expressly include persons who serve as an officer of the Company but are not compensated for their services in such capacity.  In addition, with respect to Non-Management Directors who are affiliated with any other entity, such term will also include such entity and any other person or entity affiliated therewith or acting on behalf thereof.

(a)                                  Except as may be otherwise provided in a written agreement between the Company and any Non-Management Director, no Non-Management Director shall have any duty to refrain from engaging in a corporate opportunity in the same or similar activities or lines of business as the Company (or any affiliate thereof) engages in or proposes to engage in from time to time or otherwise competing with the Company.  The Company hereby renounces any interest or expectancy of the Company in, or in being offered any opportunity to participate in, such business opportunities as may arise in which both the Company and any Non-Management Director may have an interest.  To the fullest extent permitted by law, no Non-Management Director shall be liable to the Company or its stockholders for breach of any fiduciary duty by reason of any such activities of such Non-Management Director.  In addition, in the event that any Non-Management Director acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both such Non-Management Director and the Company, such Non-Management Director shall, to the fullest extent permitted by law, have no duty to communicate or offer such corporate opportunity to the Company and shall, to the fullest extent permitted by law, not be liable to the Company or its stockholders for breach of any fiduciary duty as a director or officer of the Company by reason of the fact that such Non-Management Director pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

(b)                                 With respect to members of the Board who are not Non-Management Directors, any corporate opportunity (as referenced above) presented or otherwise made available to such director shall be the property of the Company.

(3)                                  Officers.  The provisions of this paragraph (3) apply to officers of the Company (other than Non-Management Directors) in their capacity as such.  With respect to officers of the Company, any corporate opportunity (as referenced above) presented or otherwise made available to an officer shall be the property of the Company.

Neither the alteration, amendment, termination, expiration or repeal of this Section III (or this Code) nor the adoption of any provision of the Company’s organizational documents inconsistent with this Section III shall eliminate or reduce the effect of this Section III in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section III, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

IV.                                CONFIDENTIALITY

Employees, officers and directors of Wornick should maintain the confidentiality of information entrusted to them by Wornick or its customers, except when disclosure is authorized or legally mandated.  Confidential information includes all non-public information that might be of use to competitors, or harmful to Wornick or its customers, if disclosed.

V.                                    FAIR DEALING

Each employee, officer and director of Wornick should endeavor to deal fairly with Wornick’s customers, suppliers, competitors and employees.  None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

VI.                                PROTECTION AND PROPER USE OF COMPANY ASSETS

All employees, officers and directors of Wornick should protect Wornick’s assets and ensure their efficient use.  Theft, carelessness and waste have a direct impact on Wornick’s profitability.  All Wornick assets should be used for legitimate business purposes.

VII.                            COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Wornick strongly urges its employees, officers and directors to comply with all applicable laws, rules and regulations.

VIII.                        ENCOURAGING THE REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR

Wornick strongly encourages all employees to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation concerning possible illegal or unethical behavior.  Additionally, employees should report violations of laws, rules, regulations or the code of business conduct to appropriate personnel.  Wornick will not allow retaliation against an employee for reports of illegal or unethical behavior made in good faith to appropriate personnel.